UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 15, 2008

NEW LIFE SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-32321	88-0440989
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7710 Balboa Ave, Suite 323, San Diego, CA		92111
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	866-522-5262

45 west 34 street, NYC, NY 10001
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On January 14, 2008, the Company executed and closed an agreement to purchase all the outstanding shares of EBR Wellness Products, Inc from Energy Balance Resources, Inc. The purchase price for all the outstanding shares of EBR Wellness Products Inc, is 11,250,000 shares of common stock with earn out provisions providing for the issuance of an additional 33,750 shares of common stock over a period of 24 months.

On January 14, 2008, the company entered into a registration rights agreement with Dr. Richard Amy, the majority shareholder of Energy Balance Resources which provides for piggyback registration rights of the securities issued in connection with the acquisition of EBR Wellness Products, Inc.

Item 2.01	Financial Information

See Item 1.01 for discussion of acquisition

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)     On January 14, 2008, New Life Scientific, Inc. (the “Company”) appoints Dr Richard Amy as president and director

(b)     On January 14, 2008, New Life Scientific, Inc. (the “Company”) was informed by Wieslaw Bochenek that he had resigned as a Chief Scientific Officer and director of the Company effective July 7, 2007. Mr. Bochenek is staying as an advisor to the Company.

(c)     On January 15, 2008, the Company entered into an agreement under which it has issued 1,000,000 shares of  preferred stock to Henry Val, a director of the Company in repayment of $7,000 previously advanced to the Company.

Item 8.01	Other Events

In connection with the acquisition of all the outstanding shares of EBR Wellness Products, Inc., the Company is changing the address of its headquarters to 7710 Balboa Ave, Suite #323, San Diego, CA 92111.

Item 9.01.	Financial Statements and Exhibits.

Stock Purchase Agreement with Energy Balance Resources, Inc.
Registration Rights Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

New Life Scientific, Inc.

Date: January 15, 2008	By:	/s/ Henry Val
Henry Val
Chief Executive Officer